Exhibit (c)(34)

Project Francis Conflicts Committee GP LLC Discussion Materials of the Board of Directors of Arkose September 6, 2018 PRIVATE AND CONFIDENTIAL. This document is being sent to you for your information only as an investment banking client of Gol dman Sachs and should not be forwarded outside of your organization. This document has been prepared by the Investment Banking Division and is not a produ ct of Goldman Sachs Global Investment Research. This document should not be used as a basis for trading in the securities or loans of the companies name d herein or for any other investment decision. This document does not constitute an offer to sell the securities or loans of the companies named herein or a solic itation of proxies or votes and should not be construed as consisting of investment advice. Goldman Sachs does not provide accounting, tax, or legal advice.

Disclaimer These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Conflicts Committee of Board of Directors of Arkose GP LLC (the “Committee"), the general partner of Arkose GP LP (the "Company"), in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. 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Goldman Sachs
INVESTMENT BANKING DIVISION

Status of Key Transaction Components

	Transaction Terms	GP	Series B	AR S.C.	AM S.C.
Merger Consideration	■ 1.775x with $3 per unit cash credit against exchange ratio — Implies aggregate consideration of 1.6121x + $3 per AM unit calculated off 1.775x exchange ratio using GP 20-day VWAP as of 4-Sept-2018 (assumption in favor of AM) — Cash-stock election mechanic (details to be refined) such that the fixed share and cash pools are distributed in full to AM unitholders ■ $0.415 special cash distribution to AM public unitholders at close	✓	✓	✓	Two Option Counter Proposal
Series B Settlement	■ 18.5mm New AMGP shares ■ Original vesting schedule and consequences for accrued Series B distributions, except as noted below — No accelerated vesting for any Series B unitholder — Not subject to performance metrics at AR ■ Unvested New AMGP shares received at closing do not accrue New AMGP dividends (i.e., estimated four quarters of foregone dividend accruals on final tranche) ■ Forfeiture of Series B settlement shares if holder leaves prior to vesting (i.e, no reallocation of settlement shares to other Series B holders)	✓	✓	✓	[✓]
Pro Forma Distribution	■ Communicate to investors at transaction announcement intention to keep Midstream distribution whole for 1 year (four quarters) for AM unitholders who receive the all equity consideration of 1.775x New AMGP shares	✓	✓	✓	[✓]
New AMGP Structure, Board, and Governance	■ Delaware C-Corp with majority of independent directors elected by public New AMGP shareholders and no controlled company exceptions	✓	✓	✓	[✓]
	■ New AMGP board will have staggered board terms	✓	✓	✓	[✓]
	■ Nomination rights and step-downs: AR nominating committee to nominate director designees; AR to have proportionate step-down rights as sponsors		<<< In final negotiations >>>		
GP Vote	■ Yes, vote of majority of unaffiliated shareholders to approve	✓	✓	✓	[✓]
Midstream Vote	■ Yes, vote of majority of unaffiliated unitholders to approve	✓	✓	✓	[✓]
Registration Rights	■ Upstream, sponsors, and Series B unitholders to have registration rights equivalent to their existing rights	✓	✓	✓	[✓]
Water Earn Outs	■ No acceleration of water earn outs	✓	✓	✓	[✓]

2

Goldman Sachs

Review of Offers to Date

Summary of Economic Terms

INVESTMENT BANKING DIVISION

	Date	Proposal	Summary
1	4-Jun-2018	GP Proposal	1.6000x Exchange Ratio (All equity)
	14-Jul-2018	Midstream / Upstream Response	1.9600x Exchange Ratio (1.7500x + $4/unit cash)
2	20-Jul-2018	Revised GP Proposal	1.6500x Exchange Ratio (All equity)
	25-Jul-2018	Revised Midstream / Upstream Response	1.9100x Exchange Ratio (1.7100x + $3.84/unit cash)
3	12-Aug-2018	Revised GP Proposal	1.7000x Exchange Ratio (All equity)
	14-Aug-2018	Revised Midstream / Upstream Response (In Person – Denver)	1.8650x Exchange Ratio (1.7100x + $3.00/unit cash)
4	14-Aug-2018	Revised GP Proposal (In Person – Denver)	1.7000x Exchange Ratio (1.5449x + $3/unit cash)
5	20-Aug-2018 ✓	Revised GP Proposal **(Accepted by Upstream)**	1.7750x Exchange Ratio (1.6117x + $3/unit cash)
6	30-Aug-2018	Revised GP Proposal	1.7750x Exchange Ratio (1.6145x +$3/unit cash to all Midstream Unitholders), plus $0.415 special distribution to Midstream Public Unitholders
	1-Sep-2018	Revised Midstream Proposal	Either: ▪ 1.775x Exchange Ratio (inclusive of $3/unit cash consideration) plus $0.415 special distribution to Midstream Public Unitholders plus Series B settlement at 13.5mm shares; or ▪ 1.8500x Exchange Ratio (consideration mix TBD) plus Series B settlement at 18.5mm shares

Note: Cash component converted to exchange ratio equivalent based on the price date referenced in the respective offers or used for negotiations for all offers through 14-Aug-2018; 20 trading day VWAP as of the close prior to the offer date used for subsequent offers. Final mechanism for converting cash component to equity exchange ratio has not yet been settled.

3

Prior to 30-Aug GP Proposal: Summary New AMGP Value Illustrative $10bn Equity Value Before Cash Consideration of Drafted: ~24-Aug Midstream Perspective Upstream Perspective GP Perspective Series B Perspective Value Gap¹ $(58) $ 3,452 $ 3,341 $ 3,325 $ 3,261 GP Offer: 1.775 x Midstream Offer: 1.865x Each with $3 / unit cash credit against exchange ratio $ 343 $ 332 GP Offer Midstream Offer GP Offer Midstream Offer GP Offer Midstream Offer GP Offer Midstream Offer Equity Component Cash Component Source: Bloomberg market data as of 24-Aug-2018 ¹ Value gap defined as the remaining delta between illustrative value paid to Midstream under GP and Midstream’s proposals. 4 $ 2,944$ 3,002$ 297$ 297 $ 268$ 268 $ 2,964$ 3,029 $ 2,676$ 2,734

30-Aug GP Proposal: Adjusted GP Offer and Economic Impact Drafted: ~24-Aug Illustrative $10bn Equity Value Before Cash Pool Midstream Perspective¹ Upstream Perspective GP Perspective Series B Perspective Adjustment Impact $ 29 $(9) $(9) $(11) Deal Terms: 1.775 Exchange Ratio (with $3 per unit cash credit) Pre-close Special Dividend to Midstream Public Unitholders only of $0.415 per Midstream Unit $ 3,452 $ 3,441 Series B Settlement: original vesting schedule and no dividend accrual during unvested period (e.g. 1/3 has 4 quarter dividend holiday) $ 343 $ 334 GP Offer As Adjusted GP Offer As Adjusted GP Offer As Adjusted GP Offer As Adjusted Equity Component Cash Component Source: Bloomberg market data as of 24-Aug-2018 ¹ Incremental cash consideration due to one-time special dividend on 89mm Midstream units. 5 $ 3,261$ 3,252 $ 2,944$ 2,972$ 297$ 297 $ 268$ 307 $ 2,964$ 2,955 $ 2,676$ 2,665

Components of Total Consideration 1.798 x 1.775 x 0.023 x Equity Component Exchange Ratio Cash Component (20-Day VWAP Basis) Total Merger Consideration Exchange Ratio Special Dividend to Midstream Public Only Effective Exchange Ratio to Midstream Public 1.828 x 1.850 x 0.023 x Equity Component Exchange Ratio Cash Component (20-Day VWAP Basis) Total Merger Consideration Exchange Ratio Special Dividend to Midstream Public Only Effective Exchange Ratio to Midstream Public Source: Bloomberg market data as of 4-Sep-2018 6 1.665 x ($0.415 Per Unit) (Includes $3 Per Unit Cash Consideration) 0.163 x Current Midstream Offer 1.612 x ($0.415 Per Unit) (Includes $3 Per Unit Cash Consideration) 0.163 x Current GP Offer

Summary of New AMGP Value Under Current Proposals Illustrative $10bn Equity Value Before Cash Consideration Midstream Perspective Upstream Perspective GP Perspective Series B Perspective Value Gap¹ $ 35 $ 38 $(7) $(66) $ 3,448 $ 3,382 $ 3,286 $ 3,248 GP Offer: 1.775 x +$0.415/unit Special Dividend Midstream Offer: 1.85x, inclusive of $0.415x Special Dividend Each with $3 / unit cash credit against exchange ratio $ 335 $ 329 Current GPCurrent Current GP Offer Current Midstream Offer Current GP Offer Current Midstream Offer Current GP Offer Current Midstream Offer Offer Midstream Offer Equity Component Cash Component Source: Bloomberg market data as of 4-Sep-2018 Note current GP offer differs from the same offer on page 5 (“As Adjusted”) due to market movements ¹ Value gap defined as the remaining delta between illustrative value paid to Midstream under GP and Midstream’s proposals. 7 $ 2,969$ 3,003$ 297$ 297 $ 305$ 305 $ 2,951$ 2,990 $ 2,664$ 2,699

YTD Stock Price Performance Arkose Absolute Price and AMZ Indexed Prices | Indexed Based on GP Peak (26-Jan-2018) Midstream GP $ 24.00 $ 36.00 $ 34.00 $ 22.00 $ 32.00 $ 30.83 $ 20.49 $ 29.57 $ 30.00 $ 20.00 $ 28.00 $ 18.88 $ 18.00 $ 26.00 $ 17.05 $ 24.00 $ 16.00 $ 22.00 $ 14.00 $ 20.00 Jan-2018 Mar-2018 May-2018 Aug-2018 Jan-2018 Mar-2018 May-2018 Aug-2018 Absolute Price AMZ Indexed (26-Jan) AMZ Indexed (22-Aug) Source: Bloomberg market data as of 4-Sep-2018 1 Based on weekly % change over the past two years. GP beta unavailable due to limited trading history. 8 Additional Market Reference Materials Historical Midstream Beta to AMZ:1 1.15

Implied Premiums and Illustrative Ownership Impact at Various Exchange Ratios Source: Arkose Midstream and GP 2017 10-Ks and Bloomberg market data as of 04-Sep-2018 1 Includes ~1mm units under Midstream’s LTIP and ~187mm common units outstanding. 9 Additional Reference Materials Pro forma ownership not shown because specified consideration reflective of incremental consideration in the form of a special distribution, not equity ownership Last 30 Trading Close Day VWAP Illustrative All Equity Exchange Ratio Illustrative Exchange Ratios (Midstream / GP) 1.734 x 1.691 x 1.775 x1.800 x1.828 x1.850 x Shares Issued for Midstream¹ (+) Series B Conversion (+) GP Shares Outstanding 326 318 19 19 186 186 334339344348 19191919 186186186186 Total Shares Outstanding Current Market Last Close 30-Trading Day VWAP Midstream VWAP / GP Closing Price At 20-Aug (Date of Offer Accepted by Upstream) Last Close 30-Trading Day VWAP Midstream VWAP / GP Closing Price At 26-Jan-2018 (1 Trading Day Prior to Strategic Review) Last Close 30-Trading Day VWAP Midstream VWAP / GP Closing Price Pro Forma Ownership - All Equity Midstream Series B GP 531 523 Midstream GP $ 29.57 $ 17.05 31.44 18.60 31.44 17.05 $ 31.06 $ 19.09 31.60 19.04 31.06 19.09 $ 33.13 $ 22.02 30.23 19.93 30.23 22.02 61.4% 60.8% 3.5 3.5 35.1 35.6 539543548553 2% 4% 5% 7% 5 6 8 9 (4) (2) (1) 0 9% 11% 12% 14% 7 8 10 11 9 11 12 14 18% 20% 21% 23% 17 19 20 22 29 31 33 35 62.0% 62.7% 3.4 3.4 34.6 33.9

Market Capitalization Implied Exchange Ratios

Based on 5-Trading Day VWAP & AMZ Index | Since 1-Jun-2017

INVESTMENT BANKING DIVISION

Exchange Ratio Required To Equal Percent of Total Status Quo Market Cap (18.5mm Shares to Series B)

Midstream Perspective[1]


2.0000 x
1.8000 x
1.6000 x
1.4000 x
1.2000 x
Jun-17
Aug-17
Oct-17
Dec-17
Mar-18
May-18
Aug-18
1.8416 x
1.6274 x

GP Perspective[2]


2.0000 x
1.8000 x
1.6000 x
1.4000 x
1.2000 x
Jun-17
Aug-17
Oct-17
Dec-17
Mar-18
May-18
Aug-18
1.6376 x
1.4382 x
AMZ Indexed (26-Jan)
Absolute

Source: Bloomberg market data as of 4-Sep-2018

Note: Total equity calculated assuming status quo Series B conversion mechanism.

[1] Defined as the exchange ratio that results in Midstream owning an percent of the pro forma company equivalent to their percentage of the observed market cap, with GP's shares plus the 18.5mm shares equivalent to GP's percentage of the observed market cap. [2] Defined as the exchange ratio that results in GP owning a percent of the pro forma company equivalent to its percentage of the observed market cap, with Midstream's units plus the portion of the 18.5mm shares issued to the Series B that is in excess of the market conversion mechanism of the Series B equivalent to GP's portion of the observed market cap. The portion of the 18.5mm units issued to the Series B that would also be issued based on the status quo mechanism is included in GP's ownership.

10

Goldman Sachs
INVESTMENT BANKING DIVISION

Illustrative GP / Midstream Contribution Analysis

($ in millions)

Status Quo Cash Distributions to Equity (Midstream, IDR LLC, and GP)

	Arkose GP Common Shares	IDR LLC Series B	Midstream LP Unitholders	Ratio of Cash Distributions – GP	Series B	Midstream	Breakeven Exchange Ratio – GP Perspective[1]	Breakeven Exchange Ratio – Midstream Perspective[2]
FY 2018E	$ 100	$ 7	$ 320	23.4 %	1.6 %	75.0 %	3.140 x	3.266 x
FY 2019E	165	12	414	27.9 %	2.1 %	70.0 %	2.454	2.535
FY 2020E	249	20	533	31.1 %	2.4 %	66.5 %	2.097	2.159
FY 2021E	324	26	640	32.7 %	2.6 %	64.6 %	1.935	1.990
FY 2022E	413	34	767	34.0 %	2.8 %	63.2 %	1.819	1.868

New AMGP Equity Ownership at Various Exc. Ratios

	Arkose GP Common Shares	IDR LLC Series B	Midstream LP Unitholders	Ratio of Pro Forma Shares Outstanding – GP	Series B	Midstream
1.775 x	186	19	334	34.6 %	3.4 %	62.0 %
1.828	186	19	344	33.9 %	3.4 %	62.7 %

Observed Equity Value

	Arkose GP Common Shares	IDR LLC Series B	Midstream LP Unitholders	Ratio of Observed Market Cap – GP	Series B	Midstream	Breakeven Exchange Ratio – GP Perspective[1]	Breakeven Exchange Ratio – Midstream Perspective[2]
Current Market Cap (Spot)	$ 3,175	$ 78	$ 5,563	36.0 %	0.9 %	63.1 %	1.660 x	1.861 x
Indexed Market Cap (Jan-26)	3,815	107	5,799	39.2 %	1.1 %	59.7 %	1.434	1.609
Average Since GP IPO[3]	3,557	93	5,624	38.4 %	1.0 %	60.6 %	1.492	1.676

▪ GP ▪ Series B ▪ Midstream

Source: Arkose Projections and Bloomberg market data as of 4-Sep-2018
[1] *Calculated assuming fixed 18.5mm shares issued to retire Series B units and exchange ratio to Midstream required to set GP's pro forma ownership equal to its portion of cash distributions.*
[2] *Calculated assuming fixed 18.5mm shares issued to retire Series B units and exchange ratio to Midstream required to set Midstream's pro forma ownership equal to its portion of cash distributions.*
[3] *Calculated as the average market cap for each security since 1-Jun-2017, the 20th trading day after GP's IPO; daily market cap calculated based on the 5-trading day VWAP.*

11

INVESTMENT BANKING DIVISION

Pro Forma Accretion (Dilution)

Merger Consideration Exchange Ratios | $3 / Unit Cash Pool + $0.415 / Unit Special Distribution to Midstream Public Unitholders

GP Perspective

	GP P.F. DCF / Share Acc. (Dil.)					GP P.F. DPS / Share Acc. (Dil.)[1]					Midstream Tax on Gain	
	2019	2020	2021	2022	Total	2019	2020	2021	2022	Total	Federal	+State
1.7750 x	82 %	47 %	35 %	22 %	40 %	40 %	26 %	21 %	16 %	23 %	$ 1.59	$ 1.95
1.8275	78	45	32	20	37	36	24	19	14	21	1.67	2.05

Midstream Perspective - Mixed Consideration

	Midstream P.F. DCF / Unit Acc. (Dil.)					Midstream P.F. DPU / Share Acc. (Dil.)[1]					Breakeven Coverage[2]			
	2019	2020	2021	2022	Total	2019	2020	2021	2022	Total	2019	2020	2021	2022
1.7750 x	(6)%	(2)%	1 %	2 %	(1)%	(9)%	(4)%	(1)%	1 %	(2)%	1.30 x	1.23 x	1.22 x	1.17 x
1.8275	(6)	(2)	1	2	(1)	(9)	(3)	1	3	(1)	1.31	1.24	1.23	1.19

Midstream Perspective - All Equity Consideration

	Midstream P.F. DCF / Unit Acc. (Dil.)					Midstream P.F. DPU / Share Acc. (Dil.)[1]					Breakeven Coverage[2]			
	2019	2020	2021	2022	Total	2019	2020	2021	2022	Total	2019	2020	2021	2022
1.7750 x	4 %	8 %	11 %	12 %	9 %	0 %	5 %	9 %	12 %	8 %	1.30 x	1.23 x	1.22 x	1.17 x
1.8275	5	9	12	13	10	0	6	11	13	8	1.31	1.24	1.23	1.19
										Status Quo Coverage	1.31 x	1.17 x	1.11 x	1.05 x

Source: Arkose Projections, Arkose Merger Model, and Bloomberg market data as of 04-Sep-2018

[1] *DPS accretion (dilution) based on constant coverage in 2020-2022 and Midstream unitholders kept whole on a total merger consideration exchange ratio basis through Q4 2019.*

[2] *Breakeven coverage calculated as the coverage ratio required to keep Midstream unitholders' cash distributions whole on a total merger consideration exchange ratio basis.*

12

Goldman Sachs

INVESTMENT BANKING DIVISION

Summary Give Gets Analysis at Various Exchange Ratios

Total Merger Consideration | P.F. Impact Includes Special Dividend


Dividend Discount Model[1]
Present Value of Future Share Price[2]
GP Perspective
Status Quo
$ 23.15
$ 38.91
P.F @ 1.7750 x
$ 24.22
$ 39.19
P.F @ 1.8000 x
$ 24.00
$ 38.83
P.F @ 1.8275 x
$ 23.76
$ 38.44
Status Quo
$ 17.92
$ 30.96
P.F @ 1.7750 x
$ 21.47
$ 34.02
P.F @ 1.8000 x
$ 21.27
$ 33.71
P.F @ 1.8275 x
$ 21.05
$ 33.37
Midstream Perspective[3]
Status Quo
$ 44.06
$ 73.19
P.F @ 1.7750 x
$ 42.46
$ 66.59
P.F @ 1.8000 x
$ 42.70
$ 66.98
P.F @ 1.8275 x
$ 42.96
$ 67.39
Status Quo
$ 34.22
$ 51.28
P.F @ 1.7750 x
$ 38.03
$ 58.27
P.F @ 1.8000 x
$ 38.23
$ 58.60
P.F @ 1.8275 x
$ 38.45
$ 58.96

Source: Arkose Projections and Bloomberg market data as of 4-Sep-2018

Note: All ratios shown are total merger consideration exchange ratios and are inclusive of $3/unit cash consideration; cash consideration converted to exchange ratio based on the 30 trading day VWAP as of 4-Sep-2018. Special distribution to Midstream public unitholders is not credited against the exchange ratio and represents incremental value received beyond the merger consideration.

[1] Low DDM values calculated using a 1.5% PGR and a 10% discount rate and high values calculated using a 3.0% PGR and a 8% discount rate.

[2] Low value calculated as 2019E dividend capitalized at a 7.0% and 7.5% yield for GP status quo and GP pro forma respectively; low Midstream status quo value calculated as 2019E dividend capitalized at a 8.0% yield. High value calculated as 2021E dividend capitalized at a 6.0% and 6.5% yield for GP status quo and GP pro forma respectively; high Midstream value calculated as 2021E dividend capitalized at a 7% yield. Analysis assumes 9% cost of equity in both the status quo case and the pro forma case.

[3] Includes impact of $3/unit cash consideration and $0.415/unit special distribution.

13

Combined Market Cap Over Time Midstream + GP + Series B (Status Quo Conversion Mechanism) $ 12,000 $ 11,000 $ 10,000 $ 9,723 $ 9,327 $ 8,816 $ 9,000 $ 8,000 $ 7,000 $ 6,000 Jun-17 Sep-17 Dec-17 Mar-18 Jun-18 Sep-18 Source: Bloomberg market data as of 4-Sep-2018 14

Illustrative Analysis at Various Equity Values Pro Forma Arkose GP + Midstream with $0.415 Special Dividend | P.F. Values Include Impact of Special Dividend Combined Market Cap - Current Value Approx. Combined Market Cap - Indexed Value Illustrative Equity Value Before Cash (-) Cash Consideration & Special Dividend $ 8,816 (601) $ 9,100 (601) $ 9,400 (601) $ 9,700 (601) $ 10,000 (601) $ 10,300 (601) Implied Share Price / % Premium vs. Current Share Price ($17.05) 1.7750 x 1.8275 Implied Share Price / % Premium vs. 26-Jan-2018 Indexed Share Price ($18.88) 1.7750 x 1.8275 Implied Share Price / % Premium vs. 26-Jan-2018 Indexed Share Price ($20.49) 1.7750 x 1.8275 Implied Value to Midstream Public (Equity + Cash + Special Dividend) / % Premium vs. Current Unit Price ($29.57) 1.7750 x 1.8275 % Premium vs. 26-Jan-2018 Indexed Price ($30.83) 1.7750 x 1.8275 Source: Arkose Projections, Arkose Merger Model, and Bloomberg market data as of 4-Sep-2018 Note: Analysis assumes 18.5mm shares issued to Series B. Exchange ratios shown reflect all-in exchange ratios 1 PV10 calculated based on midyear convention and discounted to 30-Jun-2018. PV10 of residual step up calculated from PWC/Arkose provided depreciation schedule for step up in tax basis assuming 1.775x merger consideration exchange ratio and share/unit prices as of 4-Sep-2018; analysis assumes 25.3% tax rate. 2 Arkose status quo equity value based on combined Midstream diluted equity value, market implied Series B value, and GP equity value. Pro forma share count includes LTIP. 15 (4)%(1)% (3)(0) 2%5%8%11% 36912 $ 29.49 / (0)% $ 30.40 / 3%$ 31.35 / 6%$ 32.30 / 9%$ 33.25 / 12%$ 34.21 / 16% $ 29.83 / 1%$ 30.74 / 4%$ 31.71 / 7%$ 32.67 / 10%$ 33.64 / 14%$ 34.60 / 17 % Midstream Public Unitholder Perspective (21)%(18)%(16)%(13)%(10)%(7)% (22)(19)(16)(13)(11)(8) (14)%(11)%(8)%(5)%(2)% 1% (16)%(13)%(10)%(7)%(4)%(1)% $ 16.16 / (5)%$ 16.72 / (2)% $ 17.31 / 2%$ 17.90 / 5%$ 18.49 / 8%$ 19.08 / 12% $ 15.85 / (7)%$ 16.40 / (4)%$ 16.98 / (0)% $ 17.56 / 3%$ 18.14 / 6%$ 18.72 / 10 % Merger Consideration Exchange Ratio GP Perspective Illustrative PF Equity Value²$ 8,214$ 8,499$ 8,799$ 9,099$ 9,399$ 9,699 PV10 of 2019-2022 Cash Tax Savings: ~$288mm1 PV10 of Residual Step Up in Tax Basis at End of Forecast: $454mm1

Impact of Cash Pool and Special Distribution on Leverage at New GP 2018 2019 2020 2021 2022 Status Quo Midstream Pro Forma GP w/ $3/Unit Cash Pool Pro Forma GP w/ $3/Unit Cash Pool and $0.415/Unit Special Dividend to Public Unitholders Source: Arkose Projections and Bloomberg market data as of 4-Sep-2018 16 2.43 x 3.22 x 3.27 x 2.37 x 2.95 x 2.99 x 2.23 x 2.70 x 2.73 x 2.11 x 2.52 x 2.54 x 1.95 x 2.30 x 2.33 x

Appendix A: Additional Market Reference Materials

Goldman Sachs

Determining Arkose's Overall Status Quo Yield

($ in millions, except per share / unit data)

INVESTMENT BANKING DIVISION

Calculation of Combined Equity Value

	Current Close	AMZ Indexed From 26-Jan
Basic Midstream Units	187	
(+) Midstream LTIP	1	
Midstream Diluted Unit Count	188	
(x) Midstream Unit Price	$ 29.57	$ 30.83
Midstream Diluted Equity Value	$ 5,563	$ 5,800
Current Premium (Discount) to Index		(4)%
GP Shares	186	186
(+) Series B Converted Shares[1]	4.6	5.2
GP Diluted Share Count	191	191
(x) GP Share Price	$ 17.05	$ 20.49
GP Diluted Equity Value	$ 3,253	$ 3,923
Current Premium (Discount) to Index		(17)%
Arkose GP Diluted Equity Value	$ 8,816	$ 9,723
Current Premium (Discount) to Index		(9)%

Calculation of Yield

	Based on Current Prices		Based on 26-Jan Index	
	2019	2020	2019	2020
Midstream LP DPU	$ 2.21	$ 2.85		
(/) Midstream Unit Price	29.57	29.57	30.83	30.83
Implied Yield	7.5 %	9.6 %	7.2 %	9.2 %
GP DPS	$ 0.89	$ 1.34		
(/) GP Share Price	17.05	17.05	20.49	20.49
Implied Yield	5.2 %	7.9 %	4.3 %	6.5 %
Distributable Cash Flow[2]	$ 795	$ 950		
Distributed Cash[3]	591	802		
Implied Equity Value / Total DCF	11.1 x	9.3 x	12.2 x	10.2 x
Implied Distribution Yield	6.7 %	9.1 %	6.1 %	8.2 %

Source: Arkose Projections and Bloomberg market data as of 4-Sep-2018
Note: Share counts based on 2Q2018 Midstream and GP 10-Qs.
[1] *Current Close based on 20-day VWAP; Indexed Series B values based on GP status quo market cap and status quo Series B conversion.*
[2] *Based on total DCF at Midstream, excluding taxes at GP.*
[3] *Based on distributions to LPs at Midstream, distributions to Series B unitholders, and dividends to GP shareholders.*

Additional Market Reference Materials

18

INVESTMENT BANKING DIVISION

Precedent Premia Analysis

Midstream Simplification Transactions | Last Five Years

Announcement Date	Target	Acquirer	Consideration Mix	Taxable?	Premia Paid[1] 1 Day	Premia Paid[1] 30 Trading Day VWAP
Parent to LP Merger						
24-Aug-18	Spectra Energy Partners, LP[2]	Enbridge Inc.	Stock	Yes	10 %	8 %
1-Aug-18	Energy Transfer Partners	Energy Transfer Equity	Stock	Yes	11	19
17-May-18	Williams Partners L.P.[2]	The Williams Companies, Inc.	Stock	Yes	14	6
7-Feb-18	Tallgrass Energy Partners, LP[2]	Tallgrass Energy GP, LP	Stock	Yes	10	4
8-Feb-18	NuStar GP Holdings	NuStar Energy	Stock	No	2	0
2-Jan-18	Archrock Partners, LP	Archrock, Inc.	Stock	Yes	23	28
1-Feb-17	ONEOK Partners	ONEOK, Inc.	Stock	Yes	26	22
31-May-16	RoseRock Midstream	Semgroup Corporation	Stock	Yes	0	27
3-Nov-15	Targa Resources Partners LP	Targa Resources Corp.	Stock	Yes	18	16
6-May-15	Crestwood Midstream Partners LP	Crestwood Equity Partners LP	Stock	No	17	20
10-Aug-14	Kinder Morgan Partners	Kinder Morgan, Inc.	Mix	Yes	12	10
10-Aug-14	El Paso Pipeline Partners	Kinder Morgan	Mix	Yes	15	10
10-Aug-14	Kinder Morgan Management, LLC	Kinder Morgan, Inc.	Stock	Yes	17	15
LP Buy-In						
19-Jun-18	Cheniere Energy Partners LP Holdings, LLC[2]	Cheniere Energy, Inc.	Stock	Yes	7 %	8 %
2-Jun-17	World Point Terminals, LP	World Point Terminals Inc.	Cash	Yes	6	4
18-May-17	PennTex Midstream Partners	Energy Transfer Partners	Cash	Yes	20	20
2-Mar-17	VTTI Energy Partners	Vitol / Buckeye Partners	Cash	Yes	6	7
26-Sep-16	Columbia Pipeline Partners[2]	TransCanada	Cash	Yes	13	14
27-Aug-13	PAA Natural Gas Storage	Plains All American Pipeline	Stock	No	7	4
12-Aug-13	Pioneer Southwest Energy Partners	Pioneer Natural Resources	Stock	Yes	1	7
		High			26 %	28 %
		Median			12	10
		Mean			12	13
		Low			0	0
Pending Publicly Announced LP Buy Ins[2]						
10-Jul-18	Transmontaigne Partners L.P.	ArcLight	Cash	Yes	5	1
17-May-18	Enbridge Energy Partners, L.P.	Enbridge Inc.	Stock	Yes	0	2
17-May-18	Enbridge Energy Management, L.L.C.	Enbridge Inc.	Stock	No	0	3
17-May-18	Enbridge Income Fund Holdings Inc.	Enbridge Inc.	Stock	No	5	5

Source: Company filings and press releases, CapIQ, Bloomberg

[1] *For the all stock transactions, the 1-Day Premia paid is based on the Offer price based on acquirer stock price on the day prior to announcement effected for the exchange ratio offered to the target compared with the target's market price on the day prior to announcement. The 30 Trading Day VWAP Premia Paid is calculated using the 30 Trading Day VWAP of the target as calculated on the day prior to the announcement of the target. The premia also include cash consideration on a per share basis when applicable.*

[2] *1-Day and 30-Trading Day VWAP calculated based on undisturbed dates for the specified transactions.*

Additional Market Reference Materials 19